FORUM FUNDS
Amended and Restated Rule 18f-3 Multi-Class Plan

Forum Funds (the “Trust”) hereby adopts this Amended and Restated Rule 18f-3 Multi-Class Plan (“Plan”) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the “Act”) on behalf of the series identified in Appendix A hereto (“Funds”).

SECTION 1.  CLASS DESIGNATIONS

Each Fund may from time to time issue shares (“Shares”) of one or more of the following classes (“Classes”):

(A) Institutional Shares.  The Institutional Shares of the Funds are offered and sold to larger, including institutional, investors in the Funds.

Institutional Shares are offered and sold without the imposition of a front-end or contingent deferred sales charge.  Institutional Shares are not subject to any fee charged under a plan adopted pursuant to Rule 12b-1 of the Act (“Rule 12b-1 Fee”).  Institutional Shares may pay non-Rule 12b-1 service fees as authorized by the Board of Trustees (“Board”) pursuant to a Shareholder Service Plan or by separate resolution (“Shareholder Service Fee”).  Institutional Shares may require the imposition of a redemption or exchange fee (to the extent that exchanges are available) for shares redeemed or exchanged within a certain number of days of purchase as disclosed in the applicable Fund’s Prospectus.

Institutional Shares may be subject to an investment minimum of between $5000 and $1,000,000.  Any investment minimum may be waived or reduced. Further, investment minimums may be waived or reduced for investments through Traditional or Roth Individual Retirement Accounts and accounts that participate in a systematic investment plan (to the extent such plan is offered in a Fund Prospectus).  Registered investment advisers and financial planners that maintain multiple client accounts directly with a Fund’s transfer agent may be permitted to aggregate the value of such accounts to meet any investment minimum.

(B) I Shares.  The I Shares of the Funds are offered and sold to all investors, including retail and institutional investors in the Funds.

I Shares are offered and sold without the imposition of a front-end or contingent deferred sales charge.  I Shares are not subject to any Rule 12b-1 Fee but may be subject to a Shareholder Service Fee.

I Shares may be subject to an investment minimum of $1,000.  Any investment minimum may be waived or reduced.  Further, investment minimums may be waived or reduced for investments through Traditional or Roth Individual Retirement Accounts and accounts that participate in a systematic investment plan (to the extent such plan is offered in a Fund Prospectus).  Registered investment advisers and financial planners that maintain multiple client accounts directly with a Fund’s transfer agent may be permitted to aggregate the value of such accounts to meet any investment minimum.

                (C) Investor Shares.  The Investor Shares of the Funds are offered and sold to retail investors who invest in the Fund directly or through a fund supermarket or other investment platform (e.g., Schwab OneSource).

Investor Shares are offered and sold without the imposition of a front-end or contingent deferred sales charge.  Investor Shares may be subject to a Rule 12b-1 Fee of up to 0.25% and may pay a Shareholder Service Fee.  Investor Shares may require the imposition of a redemption or exchange fee (to the extent exchanges are available) for shares redeemed within a certain number of days of purchase as disclosed in the applicable Fund’s Prospectus.

Investor Shares may be subject to an investment minimum of up to $5,000.  Any investment minimum may be waived or reduced.  Further, investment minimums may be waived or reduced for investments through Traditional or Roth Individual Retirement Accounts and accounts that participate in a systematic investment plan (to the extent such plan is offered by the Fund’s Prospectus).  Registered investment advisers and financial planners that maintain multiple client accounts directly with a Fund’s transfer agent may be permitted to aggregate the value of such accounts to meet any investment minimum.

(D) A Shares.  The A Shares of the Funds are offered and sold to retail investors who invest in the Fund directly, through certain employee directed benefit plans, or through a financial intermediary, such as a broker.

A Shares are offered and sold with the imposition of a front-end sales charge of up to 5.75% of the public offering price.  This charge may be reduced or waived according to a schedule set forth in a Fund’s prospectus or for certain eligible investors or in conjunction with certain purchase plans described in the prospectus or statement of additional information.  Class A shares of a Fund are offered and sold without imposition of a contingent deferred sales charge (“CDSC”), except that purchases of Class A shares of the Fund in excess of $1 million that are sold on a load-waived basis (whether in a single sale or pursuant to a letter of intent or rights of accumulation) shall be subject to a CDSC of  up to 1.00% of the net asset value of the shares at the time of their purchase or redemption, whichever is less, for a period of up to 2 years following the purchase of such shares.  A Shares of a Fund are subject to a Rule 12b-1 Fee of up to 0.50% and may pay a Shareholder Service Fee.  A Shares do not pay exchange fees (to the extent exchanges are available).

A Shares may be subject to an investment minimum of between $2,000 and $10,000.  Any investment minimum may be waived or reduced.  Further, investment minimums may be waived or reduced for investments through Traditional or Roth Individual Retirement Accounts, qualified retirement plans or accounts that participate in a systematic investment plan (to the extent such plan is offered in a Fund Prospectus).  Registered investment advisers and financial planners that maintain multiple client accounts directly with a Fund’s transfer agent may be permitted to aggregate the value of such accounts to meet any investment minimum.

(E) C Shares.  The C Shares of the Funds are offered and sold to retail investors who invest in the Fund directlyor through a financial intermediary, such as a broker.

                C Shares are generally offered and sold without the imposition of a front-end or contingent deferred sales charge.  C Shares are subject to a Rule 12b-1 Fee of up to 1.00% and may pay a Shareholder Service Fee.  C Shares do not pay exchange fees (to the extent exchanges are available); however, C Shares sold by an investor within 12 months of purchase may be subject to a deferred sales charge of up to 0.75% as disclosed in the applicable Fund’s Prospectus.

                C Shares may be subject to an investment minimum of $250,000.  Any investment minimum may be waived or reduced.  Further, investment minimums may be waived or reduced for investments through Traditional or Roth Individual Retirement Accounts, qualified retirement plans or accounts that participate in a systematic investment plan (to the extent such plan is offered in a Fund Prospectus).  Registered investment advisers and financial planners that maintain multiple client accounts directly with a Fund’s transfer agent may be permitted to aggregate the value of such accounts to meet any investment minimum.

(F) D Shares. D Shares of the Brown Advisory Small-Cap Growth Fund are no longer offered or sold to new investors; however, existing holders of D Shares may purchase additional D Shares through pre-established distribution reinvestment programs.

D Shares are offered and sold without a front-end or contingent deferred sales charge.  D Shares are subject to a Rule 12b-1 Fee of up to 0.25% but not a Shareholder Service Fee.  D Shares do not pay redemption or exchange fees.

(G) R Shares. The R Shares of the Funds are offered and sold to retail investors investing individually or through financial intermediaries.

R Shares are offered and sold without the imposition of a front-end or contingent deferred sales charge.  R Shares of the Funds are subject to a Rule 12b-1 Fee of up to 0.25% and may pay a Shareholder Service Fee.

R Shares may be subject to an investment minimum of up to $250,000.  Any investment minimum may be waived or reduced.  Further, investment minimums may be waived or reduced for investments through Traditional or Roth Individual Retirement Accounts and accounts that participate in a systematic investment plan (to the extent such plan is offered in a Fund Prospectus).  Registered investment advisers and financial planners that maintain multiple client accounts directly with a Fund’s transfer agent may be permitted to aggregate the value of such accounts to meet any investment minimum.

SECTION 2.  VOTING

Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to the Class’s arrangement for shareholder services or distribution and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.

SECTION 3.  CLASS EXPENSE ALLOCATIONS

(A) Allocation of Class Expenses.  Certain expenses may be attributable to a particular class of shares of the Fund (“Class Expenses”).  Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class.

(B) Class Expenses.  In addition to the Rule 12b-1 Fee and Shareholder Service Fee described above, each Class also may pay a different amount of the following other expenses:

(1)           Legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific class;

(2)           Blue Sky fees incurred by a specific class of shares;

(3)           Administration, fund accounting and transfer agent fees and expenses identified as being attributable to a specific Class;

(4)           Litigation, legal and audit fees related to a specific Class;

                (5)           Trustees’ fees and expenses incurred as a result of issues relating to a specific class of shares;

(6)	Expenses incurred in connection with shareholder meetings related to a Class; and

(7)	Subject to approval by the Board, such other fees and expenses as the Fund’s administrator, pursuant to Rule 18f-3, deems to be allocable to specified Classes.

                (8)           Such other expenses actually incurred in a different amount by a class or related to a class’s receipt of services of a different kind or to a different degree than another class.

SECTION 4.  OTHER ALLOCATIONS AND WAIVERS/REIMBURSEMENTS

(A) Expenses Applicable to More than One Fund.  Expenses (other than Class Expenses) incurred by the Trust on behalf of the Fund shall be allocated to the Fund, and expenses (other than Class Expenses) incurred by the Trust on behalf of more than one Trust series shall be allocated among all of the Trust series that incurred the expenses based on the net asset values (“NAVs”) of each series in relation to the NAVs of all series to which the expense relates, except;

(i) Trust level legal expenses and Trust level state registration expenses shall be divided equally among separate series of the Trust; or

(ii) when Trust Principal Financial Officer determines a more equitable method is appropriate and such equitable method is ratified by the Board at the next regularly scheduled meeting.

(B) Other Allocations.  Income, realized and unrealized capital gains and losses and expenses (other than Class Expenses) related to the Fund shall be allocated to each Class of the Fund based on the NAV of the Class in relation to the NAV of the Fund.

(C) Waivers and Reimbursements.  The Fund’s adviser, distributor, transfer agent, administrator, fund accountant or any other service provider or their affiliates (each, a “Service Provider”) may agree to waive or forego fees or reimburse any fee or expense to be paid by the Fund or Class.  Such waiver or reimbursement shall be presented to the Board for approval.

A Service Provider may agree to waive or forgo its current payment of fees and/or reimburse the non-Class Expenses of a Fund.  Such waiver or reimbursement will be allocated to each Class of the Fund in the same proportion as the fee or expense being waived or reimbursed.

SECTION 5.  EXCHANGE PRIVILEGES

Shares of each Class of the Funds generally will be permitted to be exchanged for Shares of the same Class (or a Class with similar characteristics) of another Fund that is advised by the same investment adviser as the Fund whose Shares are being redeemed in the exchange.  Shareholders of a Fund may exchange their Shares for Shares of another Fund as described in Appendix B, as may be amended from time to time, in accordance with Section 11(a) of the Act, the rules thereunder and the requirements of the applicable Funds’ registration statements.  The exchange privileges set forth in this section 5 may be modified or terminated by a Fund at any time.

SECTION 6.  AMENDMENTS AND BOARD REVIEW

(A) Material Amendments.  Material amendments to this Plan shall be approved by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust as defined by the Act (“Independent Trustees”), upon a finding that the amendment, including any proposed related expense allocation, is in the best interests of the Classes affected by the amendment and of the Fund.

(B) Board Review.  The Board of Trustees, including a majority of Independent Trustees as defined in the Act, shall review any fee waivers and expense reimbursements as necessary to determine that the Funds are in compliance with applicable legal requirements.

SECTION 7.  ADDITIONAL INFORMATION

This Plan is qualified by and subject to the terms of the then-current registration statement for the applicable Class of the applicable Fund; provided, however, that none of the terms in any such registration statement is inconsistent per se with the terms of the Classes contained in this Plan.  The registration statements for the Classes of the Funds contain additional information about such Classes and each applicable Fund’s multi-class structure.

DATED:  September 9, 2010

FORUM FUNDS
Rule 18f-3 Multi-Class Plan

APPENDIX A

Fund	Share Class	Date Adopted	Date(s) Amended
Absolute Strategies Fund	Institutional	03/24/2005	06/24/2009
	R1	03/24/2005	06/24/2009
Auxier Focus Fund2	A	09/14/2004	06/24/2009
	Investor	09/14/2004	06/24/2009
Dividend Plus Income Fund	Institutional	06/18/2010
	Investor	06/18/2010
Golden Large Cap Core Fund	Institutional	06/08/2005	06/24/2009
	Investor	06/08/2005	06/24/2009
Golden Small Cap Core Fund	Institutional	06/08/2005	06/24/2009
	Investor	06/08/2005	06/24/2009
Lou Holland Growth Fund	A	10/08/2009
	Institutional	10/08/2009
	Investor	10/08/2009
Merk Hard Currency Fund	Investor	03/24/2005	06/24/2009
	Institutional	12/11/09
Merk Asian Currency Fund	Investor	02/07/2008	06/24/2009
	Institutional	12/11/09
Merk Absolute Return Currency Fund	Investor	12/11/09	06/24/2009
	Institutional	12/11/09
UCM Short Duration Fund	Institutional	12/3/10
	Investor	12/3/10
Waterville Large Cap Value Fund	Institutional Shares	10/08/2009
	Investor Shares	10/08/2009

 1 Class A shares and Class C shares of Absolute Strategies Fund were converted into Class R shares on or about August 1, 2008 and July 31, 2009, respectively.

2 C Shares of Auxier Focus Fund were converted into Investor Shares on or about August 27, 2008 and the Fund’s Rule 18f-3 Multi-Class Plan was amended at that time to reflect the elimination of the C Shares.

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FORUM FUNDS
Rule 18f-3 Multi-Class Plan

APPENDIX B

Fund	Class	Exchange Option(s)
Absolute Strategies Fund	Institutional	Absolute Funds - Institutional3
Investor
Golden Funds4	Institutional	Golden Funds – Institutional
	Investor	Golden Funds - Investor
Merk Hard Currency Fund	Institutional	Merk Funds5 - Institutional
Investor

3 For purposes of this Appendix B, the term “Absolute Funds” is defined to mean any series of the Trust advised by Absolute Investment Advisors LLC or an entity controlling, controlled by or under common control with Absolute Investment Advisors LLC.

4 For purposes of this section 5, the term “Golden Funds” is defined to mean all series of the Trust advised by Golden Capital Management, LLC or an entity controlling, controlled by or under common control with Golden Capital Management, LLC.

5 For purposes of this section 5, the term “Merk Funds” is defined to mean all series of the Trust advised by Merk Investments, LLC or an entity controlling, controlled by or under common control with Merk Investments, LLC.

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